EXHIBIT 10.20

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made by and between Larscom Incorporated, a California corporation (“EMPLOYER”), and Daniel L. Scharre (“EMPLOYEE”) as of November 26, 2001.

R E C I T A L S:

WHEREAS, EMPLOYER and EMPLOYEE wish to set forth in this Agreement the terms and conditions under which EMPLOYEE is to be employed by EMPLOYER.

NOW, THEREFORE, EMPLOYER and EMPLOYEE, in consideration of the mutual promises set forth herein, agree as follows:

1.    TERM OF AGREEMENT

1.1    Term. The term of this Agreement shall commence on the date first written above and shall continue until terminated pursuant to Article 6.

2.    EMPLOYMENT DUTIES

2.1    Title/Responsibilities. EMPLOYEE shall serve as an employee of EMPLOYER and hold the position of President and Chief Executive Officer of EMPLOYER, having the powers and responsibilities consistent with such position, all subject to the ultimate direction and management of EMPLOYER’s Board of Directors. EMPLOYEE shall also perform all duties which from time to time are assigned to him by EMPLOYER’s Board of Directors, and shall provide the Board with periodic reports upon request. EMPLOYEE’s primary job location (subject to change at the discretion of the Board) shall be Milpitas, California.

2.2    Full Time Attention. EMPLOYEE shall perform his duties hereunder in a diligent and professional manner and devote substantially all of his business time and attention, best efforts, energy and skills to EMPLOYER during the time he is employed hereunder as President and Chief Executive Officer of EMPLOYER. During the term of this Agreement EMPLOYEE shall not without the express consent of EMPLOYER’s Board of Directors serve or act as a shareholder (except passive holdings of less than 1% of the stock), employee, agent, consultant, officer, director, partner, representative or owner of any other business entity, nor (if it would require more than an insubstantial amount of business time or attention) of any non-profit entity.

2.3    Board Seat. Subject to the stockholders’ voting power, EMPLOYER shall use its efforts to cause EMPLOYEE to, during the term of his employment, be elected to and re-elected to EMPLOYER’s Board of Directors. EMPLOYEE agrees to serve as a Director for no additional remuneration.

2.4    Compliance with Rules. EMPLOYEE shall comply with all applicable governmental laws, rules and regulations and with all of EMPLOYER’s policies, rules and/or regulations applicable to all employees of EMPLOYER.

3.    COMPENSATION

3.1    Base Salary. EMPLOYER shall pay semi-monthly to EMPLOYEE a salary at a rate of $29,167 per month (less applicable tax withholding) until such time or times as it may discretionarily be changed by EMPLOYER upon annual performance/salary review by EMPLOYER’s Board and/or Compensation Committee.

3.2    Additional Compensation (Stock Option). In addition to the salary provided in Section 3.1, EMPLOYER shall grant to EMPLOYEE as additional compensation for EMPLOYEE’s services (but not for any capital-raising purposes or in connection with any capital-raising activities) a stock option to purchase 450,000 shares of EMPLOYER Class A Common Stock under EMPLOYER’s Stock Incentive Plan, with an exercise price equal to the Fair Market Value per share of EMPLOYER Class A Common Stock on the date of grant, such option to vest in 36 equal monthly installments (subject to an initial six-month cliff). Such stock option shall be an incentive stock option to the maximum extent allowed by law and shall otherwise be upon and subject to all terms and conditions (including documentation) customarily used in EMPLOYER’s incentive stock options grants to new hires, except that vesting of the stock option shall not accelerate upon a “Change in Control” of EMPLOYER.

3.3    Bonus. In addition to the salary provided in Section 3.1, EMPLOYEE shall participate in any management incentive bonus plan which EMPLOYER may in its discretion establish for 2002 and future years. As a Grade 24 employee, EMPLOYEE’s target bonus will be 45% of the salary midpoint of the job grade. In 2001, the 45% target would be at $159,695. The bonus award(s), if any, will be based on EMPLOYER performance and individual performance and will be subject to applicable tax withholding.

4.    OTHER BENEFITS

4.1    Fringe Benefits. EMPLOYEE shall be entitled during the term of his employment under this Agreement to all other fringe benefits made available from time to time by EMPLOYER to its executives generally and/or its employees generally, including without limitation participation in EMPLOYER’s 401(k) plan and (effective beginning the first day of EMPLOYEE’s employment) group health insurance plan. EMPLOYER reserves the right to change or eliminate (on a general basis) any fringe benefit prospectively, at any time.

4.2    Expenses. EMPLOYER shall reimburse EMPLOYEE, not less often than monthly, for reasonable out-of-pocket business expenses incurred by EMPLOYEE in the course of his duties hereunder, upon submission by EMPLOYEE of appropriate expense account reports and substantiating receipts. Automobile expenses are not eligible for reimbursement.

4.3    Vacation. EMPLOYEE shall be entitled to paid-time-off accruing daily at the rate of 16 days per full year of service (or, effective beginning November 26, 2002, paid-time-off accruing daily thereafter at the rate of 21 days per full year of service), in accordance with and subject to EMPLOYER’s paid-time-off accrual plan and policies. EMPLOYEE acknowledges the “cap” on paid-time-off accruals set forth in such plan and policies.

4.4    Car Allowance. EMPLOYER shall pay EMPLOYEE a car allowance of $1,000 per month.

5.    FORMER EMPLOYMENT

5.1    No Conflict. EMPLOYEE represents and warrants that the execution and delivery by him of this Agreement, his employment by EMPLOYER and his performance of duties under this Agreement will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship, or any other contractual obligation.

5.2    No Use of Prior Confidential Information. EMPLOYEE will not intentionally disclose to EMPLOYER or use on its behalf any confidential information belonging to any of his former employers, but during his employment by EMPLOYER he will use in the performance of his duties all information (but only such information) which is generally known and used by persons with training and experience comparable to his own or is common knowledge in the industry or otherwise legally in the public domain.

6.    TERMINATION

6.1    Term. This Agreement (including EMPLOYEE’s employment) shall continue until terminated by either EMPLOYER or EMPLOYEE. Such termination (including termination of EMPLOYEE’s employment) shall be effected by either party by written notification and may be effected by either party at any time, with or without Cause, for any reason or no reason.

6.2    Severance.

(a)    Subject to Section 6.5, if this Agreement and/or EMPLOYEE’s employment is terminated by EMPLOYER (including any successor company) other than for Cause, EMPLOYEE shall be (subject to the provisions of this Section 6.2) entitled to the Section 6.2 Benefits, and nothing more. “Voluntary” resignation because of a material breach by EMPLOYER of its obligations under this Agreement, assignment to a position with titles or duties substantially diminished in nature, status or prestige from those previously had (including after an acquisition), a material reduction in EMPLOYEE’s base salary, or reassignment of EMPLOYEE to a location outside the Silicon Valley/San Francisco Bay area shall be deemed to constitute termination by EMPLOYER other than for Cause.

(b)    No Section 6.2 Benefits shall be paid unless EMPLOYEE has first executed and delivered to EMPLOYER a General Release and Settlement Agreement in the form attached hereto as Exhibit B and such General Release and Settlement Agreement has become irrevocable by EMPLOYEE.

(c)    All Section 6.2 Benefits shall be reduced by any applicable tax withholding.

6.3    Definitions.

“Section 6.2 Benefits” shall be defined to mean:

(a)    12 months of salary continuation payments to EMPLOYEE, at the same rate as EMPLOYEE’s termination-date base salary rate. Such salary continuation payments (less applicable tax withholding) shall be paid, semimonthly in arrears, until the first anniversary of the date of termination (the “Termination Date”);

(b)    if EMPLOYEE elects to maintain his and his eligible dependents’ participation in EMPLOYER’s group medical and dental insurance plans pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), payment by EMPLOYER of COBRA Premium Portions on behalf of EMPLOYEE, from the Termination Date until the earlier of the first anniversary of the Termination Date or the earliest date EMPLOYEE could be eligible for medical insurance coverage under any new regular full-time employment or equivalent service (the “COBRA Severance End Date”). “Equivalent service” means a consulting arrangement which is, in terms of time required, nature of duties, level of compensation, and intended/expected permanence, tantamount to regular full-time employment. The COBRA Premium Portion shall mean the same portion of the COBRA premium which EMPLOYER would have paid in respect of such coverage if EMPLOYEE were in fact an employee during such period. EMPLOYEE shall have personal responsibility to pay the remainder of such COBRA premiums. If EMPLOYEE so requests in writing, EMPLOYER shall arrange for such payments to be made, between the Termination Date and the COBRA Severance End Date, by withholding from salary continuation payments. Nothing herein shall limit the right of EMPLOYER to change the provider and/or the terms of its group medical and/or dental insurance plan at any time hereafter;

(c)    payment by EMPLOYER, to the provider, of an amount not to exceed $15,000 for outplacement services commenced before the first anniversary of the Termination Date, with a service provider selected by EMPLOYEE and approved by the Compensation Committee of EMPLOYER’s Board of Directors, which approval shall not be unreasonably withheld;

(d)    if the termination was in connection with or within one year after an acquisition of EMPLOYER, payment (at the customary time for bonus payment) of a prorated portion of any cash bonus which EMPLOYEE would have received for such year but for such termination; and

(e)    if EMPLOYEE “voluntarily” resigns because of a material breach by EMPLOYER of its obligations under this Agreement or reassignment of EMPLOYEE to a location outside the Silicon Valley/San Francisco Bay area, payment (at the customary time for bonus payment) of a prorated portion of any cash bonus which EMPLOYEE would have received for such year but for such “voluntary” resignation.

“Cause” shall be defined to mean:

(f)    EMPLOYEE’s repudiation of this Agreement;

(g)    EMPLOYEE being formally charged with the commission of a felony, or being convicted of a misdemeanor involving moral turpitude;

(h)    EMPLOYEE’s demonstrable embezzlement, theft, fraud or dishonesty;

(i)    EMPLOYEE’s use of alcohol, drugs or any illegal substance in such a manner as to interfere with the performance of his duties under this Agreement;

(j)    EMPLOYEE’s intentional, reckless or grossly negligent action materially detrimental to the best interest of the EMPLOYER, including any misappropriation or unauthorized use of EMPLOYER’s property or improper use or disclosure of confidential information (but excluding any good faith exercise of business judgment);

(k)    EMPLOYEE’s intentional failure to perform, or neglect of or inattention to, material duties under this Agreement if such failure has continued for 15 days after EMPLOYEE has been notified in writing by EMPLOYER of the nature of EMPLOYEE’s failure to perform (provided, that poor performance by EMPLOYER shall not itself be deemed to constitute poor performance by EMPLOYEE);

(l)    EMPLOYEE’s chronic absence from work for reasons other than illness or permitted paid-time-off; or

(m)    EMPLOYEE’s violation of policies in EMPLOYER’s official Employee Handbook, as it may be amended from time to time, or policies or directives of EMPLOYER’s Board of Directors.

6.4    Without Prejudice. Termination for Cause shall be without prejudice to any other right or remedy to which EMPLOYER may be entitled at law, in equity, or under this Agreement.

6.5    No Severance. If this Agreement and/or EMPLOYEE’s employment is terminated for any of the following reasons, EMPLOYEE shall be entitled to no Section 6.2 Benefits or other severance pay:

(a)    death;

(b)    permanent disability (defined as EMPLOYEE’s inability to perform, with or without reasonable accommodation, the essential functions of his position for any 50 business days — exclusive of paid-time-off taken — within any continuous period of 200 days by reason of physical or mental illness or incapacity);

(c)    termination by EMPLOYER for Cause;

(d)    voluntary resignation (other than because of a material breach by EMPLOYER of its obligations under this Agreement, assignment to a position with titles or duties substantially diminished in nature, status or prestige from those previously had, a material reduction in EMPLOYEE’s base salary, or reassignment of EMPLOYEE to a location outside the Silicon Valley/San Francisco Bay area).

7.    ARBITRATION

7.1    Final and Binding Arbitration. Any controversy, claim or dispute between (a) a party to this Agreement, on the one hand, and (b) the other party to this Agreement and/or such second party’s parents, subsidiaries or affiliates and/or any of their directors, officers, employees, agents, successors, assigns, heirs, executors, administrators, or legal representatives, on the other hand, arising out of, in connection with, or in relation to (t) the interpretation, validity, performance or breach of this Agreement, (u) EMPLOYEE’s stock options and the underlying shares, (v) EMPLOYEE’s employment by EMPLOYER, (w) any termination of such employment, (x) any actions during or with respect to EMPLOYEE’s work for EMPLOYER, (y) any claims for breach of contract, tort, or breach of the covenant of good faith and fair dealing, or (z) any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of EMPLOYEE’s employment with EMPLOYER or its termination, shall, at the request of either party, be resolved to the exclusion of a court of law by binding arbitration in Palo Alto, California, in accordance with Exhibit A hereto. Each of EMPLOYEE and EMPLOYER understands and agrees that the arbitration shall be instead of any civil litigation and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. The only claims not covered by this Section 7.1 are claims for benefits under the workers’ compensation laws, claims for unemployment insurance benefits, and matters within the jurisdiction of the California Labor Commissioner, which will be resolved pursuant to those laws, and claims for equitable relief under the Proprietary Information and Inventions Agreement, which shall be heard and resolved in a court of law.

8.    GENERAL PROVISIONS

8.1    Governing Law. This Agreement and the rights of the parties thereunder shall be governed by and interpreted under California law.

8.2    Assignment. EMPLOYEE may not delegate, assign, pledge or encumber his rights or obligations under this Agreement or any part thereof.

8.3    Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if it is in writing and is sent by registered or certified mail, postage prepaid, or personally delivered, to the following addresses, or to such other addresses as either party shall specify by giving notice under this section:

TO EMPLOYER:
Chairman, Larscom Incorporated
1845 McCandless Drive
Milpitas, CA 95035

Copy to:
Hayden J. Trubitt
Brobeck, Phleger & Harrison LLP
12390 El Camino Real
San Diego, CA 92130

TO EMPLOYEE:
16130 Wood Acres Road
Los Gatos, CA 95030

8.4    Amendment. This Agreement may be waived, amended or supplemented only by an express writing signed by both of the parties hereto. To be valid, EMPLOYER’s signature must be by a person specially authorized by EMPLOYER’s Board of Directors to sign such particular document.

8.5    Waiver. No waiver of any provision of this Agreement shall be binding unless and until set forth expressly in writing and signed by the waiving party. To be valid, EMPLOYER’s signature must be by a person specially authorized by EMPLOYER’s Board of Directors to sign such particular document. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision, or a waiver of any contemporaneous breach of any other term or provision, or a continuing waiver of the same or any other term or provision. No failure or delay by a party in exercising any right, power, or privilege hereunder or other conduct by a party shall operate as a waiver thereof, in the particular case or in any past or future case, and no single or partial exercise thereof shall preclude the full exercise or further exercise of any right, power, or privilege. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.

8.6    Severability. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the parties’ expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

8.7    Headings. Article and section headings are inserted herein for convenience of reference only and in no way are to be construed to define, limit or affect the construction or interpretation of the terms of this Agreement.

8.8    Drafting Party. The provisions of this Agreement have been prepared, examined, negotiated and revised by each party hereto, and no implication shall be drawn and no provision shall be construed against either party by virtue of the purported identity of the drafter of this Agreement, or any portion thereof.

8.9    No Outside Representations. No representation, warranty, condition, promise, understanding or agreement of any kind with respect to the subject matter hereof has been made by either party, nor shall any such be relied upon by either party, except those contained herein. There were no inducements to enter into this Agreement, except for what is expressly set forth in this Agreement.

8.10    Entire Agreement. This Agreement, together with EMPLOYER’s standard Proprietary Information and Inventions Agreement, constitutes the entire agreement between the parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations and discussions of the parties, whether oral or written (all of which shall have no substantive significance or evidentiary effect). Each party acknowledges, represents and warrants that he or it has not relied on any representation, agreement, understanding, arrangement or commitment which has not been expressly set forth in this Agreement. Each party acknowledges, represents and warrants that this Agreement is fully integrated and not in need of parol evidence in order to reflect the intentions of the parties. The parties specifically intend that the literal words of this Agreement shall alone, conclusively determine all questions concerning the parties’ intent.

8.11 Conditions. EMPLOYER shall have no obligations under this Agreement, and EMPLOYEE’s employment shall not begin, unless and until EMPLOYEE (a) executes and delivers to EMPLOYER a Proprietary Information and Inventions Agreement in EMPLOYER’s standard form, (b) passes EMPLOYER’s drug test, and (c) provides satisfactory proof of eligibility for employment.

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement in Milpitas, California as of the date first written above.

LARSCOM INCORPORATED

By:	/s/ LAWRENCE D. MILLIGAN
Lawrence D. Milligan, Chairman

/s/ DANIEL L. SCHARRE
Daniel L. Scharre

Attachments:    Exhibit A (Arbitration Procedures)
Exhibit B (General Release and Settlement Agreement)

EXHIBIT A

ARBITRATION PROCEDURES

1.    Agreement to Arbitrate

In the event that there is any dispute relating to, regarding or arising in connection with EMPLOYEE’s employment with EMPLOYER which cannot be resolved through direct discussion or mediation, regardless of the kind or type of dispute (excluding claims for workers’ compensation, unemployment insurance or any matters within the jurisdiction of the California Labor Commissioner), all such disputes shall be submitted exclusively to final and binding arbitration pursuant to the provisions of the Federal Arbitration Act or, if inapplicable, the Uniform Arbitration Act (California Code of Civil Procedure § 1280 et seq.), upon request submitted in writing to the Chairman of EMPLOYER within one year from the date the dispute first arose, or within one year of the date of termination of employment, whichever occurs first. This procedure shall be the exclusive method for resolving all claims relating to the termination of EMPLOYEE’s employment, including but not limited to any alleged violations of federal, state and/or local statutes; all claims based upon any purported breach of duty arising in contract or tort, including but not limited to breach of contract, breach of the covenant of good faith and fair dealing, or violation of public policy; and any other alleged violation of an employee’s statutory, contractual or common law rights.

Any failure to request arbitration in accordance with the foregoing provisions shall constitute a waiver of all rights to raise or present any claims in any form, in any forum, arising out of any dispute that was subject to arbitration.

2.    Selection of Arbitrator

All disputes subject to arbitration will be resolved by a single arbitrator selected from a list provided by the California Mediation and Conciliation Service from its Employment Arbitration Panel. The parties shall select the arbitrator by alternately striking names from the list, and the last name remaining on the list shall be the arbitrator selected to resolve the dispute. The arbitrator must be selected within thirty (30) days of receipt of the written request for arbitration. The arbitration hearing shall be held in Palo Alto, California, at a neutral location selected by the parties or, in the event the parties are unable to agree, at a location designated by the arbitrator.

3.    Authority of Arbitrator

The arbitrator shall only be authorized to exercise the powers specifically enumerated by this procedure and to decide the dispute in accordance with governing principles of law and equity. The arbitrator shall have no authority to modify the powers granted by the terms of this procedure or to modify the terms of the employee handbook, except as required by law. The arbitrator shall have the authority to rule on motions by the parties, to issue protective orders upon motion of any party or third party, and to determine only the disputes submitted by the parties based upon the grounds presented. Any dispute or argument not presented by the parties is outside the scope of the arbitrator’s jurisdiction and any award invoking such disputes or arguments is subject to a motion to vacate; provided, however, the arbitrator shall have exclusive authority to resolve any dispute relating to the validity, interpretation and enforcement of these arbitration procedures.

4.    Discovery

The arbitrator shall have the power, in addition to determining the merits of the dispute submitted, to permit discovery regarding the subject matter of arbitration and to enforce the rights, remedies, procedures, duties, liabilities and obligations of discovery by the imposition of the same terms, conditions, consequences, liabilities, sanctions and penalties as may be imposed in like circumstances by a Superior Court under the California Code of Civil Procedure. All discovery must be completed thirty (30) days prior to the date set for the arbitration hearing.

5.    Hearing Procedure

The issue(s) submitted to the arbitrator must be set forth in the request for arbitration. The arbitrator shall have no authority to frame the statement of the issue(s). Unless otherwise agreed by the parties, the arbitration hearing shall be governed by the formal rules of evidence contained in the California Evidence Code. The parties shall mutually agree on the number of days required for hearing. The hearing shall be recorded and transcribed verbatim by a certified shorthand reporter. Each party shall bear its own costs with respect to a copy of the transcript of the hearing; however, the parties shall each be responsible for one-half the cost of the court reporter’s fee and the arbitrator’s copy of the hearing transcript.

6.    Post-Hearing Procedure

Each party shall have the right to present closing argument at the conclusion of all sworn testimony and, in addition to or in lieu of closing argument, either party shall have the right to submit post-hearing briefs. The due date and procedure for exchanging post-hearing briefs shall be mutually agreed upon by the parties or as directed by the arbitrator.

7.    Opinion and Award

The arbitrator shall issue a written opinion and award within sixty (60) days of closing arguments or the receipt of post-hearing briefs, whichever is later. The arbitration award and opinion shall be signed and dated by the arbitrator and shall decide all issues submitted and set forth the legal principles supporting each aspect of the opinion and award. The arbitrator shall only be permitted to award those remedies in law or equity which are requested by the parties and which are supported by the credible, relevant evidence. The arbitrator shall have no authority to award punitive or exemplary damages under any circumstances or for any reason.

8.    Fees and Costs

Each party shall be responsible for its own attorney’s fees, except as provided by law, and for all costs associated with discovery unless otherwise ordered by the arbitrator. Each party shall also be responsible for one-half of the arbitrator’s fee and one-half of any costs associated with the facilities for the arbitration hearing.

9.     Severability

In the event that any provision of this procedure is determined by the arbitrator or by a court of competent jurisdiction to be illegal, invalid, or unenforceable to any extent, such term or provision shall be enforced to the extent permissible under law and all remaining terms and provisions hereof shall continue in full force and effect.

EXHIBIT B

GENERAL RELEASE AND SETTLEMENT AGREEMENT

This General Release and Settlement Agreement (hereinafter “Agreement”) is made and entered into in Milpitas, California by and between Daniel L. Scharre (hereinafter “SCHARRE”) and Larscom Incorporated (hereinafter “COMPANY”) as of             , 200             (the “Termination Date”). (SCHARRE and COMPANY are sometimes hereinafter referred to collectively as the “Parties.”)

RECITALS

A.    SCHARRE has resigned, effective as of the Termination Date, from all his positions as Chief Executive Officer, President, Director, officer and employee of COMPANY and all its subsidiaries and affiliates, and hereby confirms such resignation;

B.    As of the Termination Date, SCHARRE held options under COMPANY’s Stock Incentive Plan to purchase              shares of COMPANY’s Class A common stock (“Options”). As of the Termination Date, SCHARRE had acquired vested interests in              of such Options (the “Vested Options”), and had not yet acquired vested rights in              of such Options (the “Unvested Options”). Of the Vested Options,              are incentive stock options and have an exercise price of $             per share,              are non-qualified stock options and have an exercise price of $             per share, and              are non-qualified stock options and have an exercise price of $             per share.

C.    SCHARRE and COMPANY wish to resolve permanently and amicably any and all disputes arising or which may ever arise out of SCHARRE’s employment with COMPANY.

NOW, THEREFORE, for and in consideration of the mutual agreements contained in the following paragraphs, COMPANY and SCHARRE agree as follows:

1.    SCHARRE Benefits.

1.1    Compensation for Employment. COMPANY agrees to pay to SCHARRE all of his wages (including accrued and unused vacation time) accrued through the Termination Date by no later than the business day after the Termination Date. SCHARRE agrees that payment on such date is sufficiently timely. The parties agree that this amount is $             for accrued and unused paid-time-off and $             for other wages, each before applicable tax withholding.

Except as expressly provided in this Section 1, SCHARRE hereby waives and renounces any and all other amounts which are or may become due to him under his Employment Agreement dated November 26, 2001, and under any other written or oral compensation arrangement.

SCHARRE acknowledges that effective upon his employment termination he will be unable to continue his participation in COMPANY’s 401(k) plan or employee stock purchase plan or, except as allowed by COBRA or as specified in this Agreement, any other COMPANY perquisite, employee benefit plan or fringe benefit plan.

The Vested Options shall in accordance with their terms remain exercisable until the earlier of a Corporate Transaction or             , 200            . The Parties acknowledge and agree that none of the Unvested Options shall ever become exercisable or ever vest, and that SCHARRE does not hold or have any right to receive any other COMPANY stock options, or have any right to receive any other COMPANY stock.

1.2    Additional Benefits. COMPANY agrees to give to SCHARRE the benefits specified in Section 6.2 of the Employment Agreement, which the Parties acknowledge SCHARRE would not be entitled to receive but for this Agreement.

2.    Non-disparagement.    The Parties acknowledge that COMPANY’s policy with respect to references is to solely give dates of service. COMPANY shall continue this policy with respect to reference requests on behalf of SCHARRE. COMPANY agrees not to make any statements (either as fact or opinion) about SCHARRE which are negative or disparaging. SCHARRE further agrees not to make any statements (either as fact or opinion) which are negative or disparaging about COMPANY, any affiliated COMPANY, any of their respective strategic partners, or any of their respective products or services, market position, performance, officers, directors or employees. Notwithstanding the foregoing, if a Party is subpoenaed to give testimony, he or it shall not be prevented from giving truthful testimony.

3.    Definition of “Claims.”    For purposes of this Agreement, “Claims” shall mean any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, losses, settlements, judgments, costs, or expenses of any nature whatsoever, whether known or unknown, fixed or contingent, which heretofore have existed or now exist or may in the future exist; provided, however, that “Claims” shall not include matters relating to SCHARRE’s rights to:

(a) unemployment or any state disability insurance benefits pursuant to the terms of applicable state law;

(b) workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy or fund of the COMPANY;

(c) continue participation in certain of the COMPANY’s group benefit plans pursuant to the terms and conditions of COBRA;

(d) any benefit entitlements vested as of the Termination Date, pursuant to written terms of any COMPANY employee benefit plan;

(e) arising out of the Vested Options (as amended herein); and

(f) arising under any written indemnification agreement or the indemnification provisions of COMPANY’s certificate of incorporation, bylaws or other similar corporate documents or any indemnification otherwise provided by law;

and provided further that “Claims” shall not include matters relating to SCHARRE’s rights under or arising out of this Agreement.

4.    SCHARRE Release.

(a)    Release.    For himself and for his relatives, spouse, legal representatives, agents, attorneys, heirs, executors, administrators, assigns and affiliates, past and present and future, and each of them, SCHARRE hereby fully and forever releases and discharges the COMPANY Releasees with respect to any and all Claims which SCHARRE now has or may hereafter have against the COMPANY Releasees, or any of them, by reason of any matter, cause or thing whatsoever from the beginning of time to the Termination Date (after his resignation). (It is expressly agreed that SCHARRE’s rights under the agreements, instruments and laws expressly identified in Section 3 as not being part of “Claims” are not released hereunder.) The “COMPANY Releasees” are COMPANY and each of COMPANY’s present and former shareholders, parents, subsidiaries, related entities, predecessors, successors, officers, directors, employees, agents, attorneys, partners, affiliates and assigns (collectively with COMPANY, the “Primary COMPANY Releasees”), and each of them, and the Primary COMPANY Releasees’ spouses, relatives, heirs, executors, administrators, legal representatives, officers, directors, employees, agents, attorneys, predecessors, successors, assigns, shareholders, partners, parents, subsidiaries, related entities and affiliates, past and present, and all persons acting by, through, under, or in concert with them, or any of them. The Parties specifically understand, acknowledge and agree that this is a full and final release, applying to all of SCHARRE’s Claims, whether known or unknown, against the COMPANY Releasees, or any of them. SCHARRE understands and agrees that SCHARRE is waiving any rights SCHARRE may have had, now has, or in the future may have to pursue any and all remedies available to SCHARRE under (among other things) any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, infliction of emotional distress, defamation, breach of the covenant of good faith and fair dealing, misrepresentation, claims under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Older Workers’ Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Family Medical Leave Act, the California Labor Code, the California Government Code, and any other laws and regulations relating to employment or employment discrimination. SCHARRE hereby expressly and voluntarily waives all rights or benefits that SCHARRE might otherwise have under the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows, and under all federal, state and/or common-law statutes or principles of similar effect:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

This Agreement is in full accord, satisfaction and discharge of all of SCHARRE’s Claims against the COMPANY Releasees, or any of them. This Agreement has been executed with the express intention of effectuating the full and final extinguishment of all such Claims.

(b)    No Suit or Cooperation.    SCHARRE represents, warrants, covenants and agrees that SCHARRE will not, at any time hereafter, initiate, assign, maintain or prosecute, or knowingly aid in the initiation, assignment, maintenance or prosecution of any action, claim, demand or cause of action against the COMPANY Releasees, or any of them (or against any other person or entity, if such action, claim, demand or cause of action materially adversely affects or might materially adversely affect the COMPANY), arising from, or relating to, or in any way connected with any matter which occurred before today (including without limitation all Claims. SCHARRE further represents and warrants that neither SCHARRE nor SCHARRE’s relatives, spouse, legal representatives, agents, attorneys, assigns or affiliates, past or present, has instituted any action or claim against the COMPANY Releasees, or any of them, with respect to any matter. SCHARRE agrees that if SCHARRE violates this Section 4.b in any manner or in any manner asserts against the COMPANY Releasees, or any of them, any of the Claims released hereunder, then SCHARRE will pay to the COMPANY Releasees, and each of them, in addition to any other damages caused to the COMPANY Releasees thereby, all attorneys’ fees incurred by the COMPANY Releasees in defending or otherwise responding to said action, etc. or Claim.

(c)    No Prior Assignments.    SCHARRE represents and warrants that there has been no assignment or other transfer of any interest in any Claim which SCHARRE may have against the COMPANY Releasees, or any of them, and SCHARRE agrees to defend, indemnify and hold the COMPANY Releasees, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by the COMPANY Releasees, or any of them, as a result of any person asserting any such assignment or transfer. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by the COMPANY Releasees under the indemnity, and that this indemnity shall be payable as incurred and on demand.

(d)    Denial of Liability and Obligation.    This Agreement is not intended to and shall not constitute any admission or concession of any kind by COMPANY or any other person as to the existence of any liability or obligation to SCHARRE under any Claim. The COMPANY Releasees specifically deny the existence of any such liability or obligation to SCHARRE.

5.    Full Defense.    It is specifically understood and agreed that this Agreement may be pleaded as a full and complete defense to and may be used as the basis for an injunction against any action, arbitration, suit, or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement.

6.    Assumption of Risk as to Facts.    The Parties both understand that if the facts with respect to which they are executing this Agreement are later found to be other than or different from the facts both or either of them now believe to be true, they expressly accept and assume the risk of such possible difference in fact and agree that this Agreement shall remain effective despite any difference of fact.

7.    Proprietary Information Obligations.    SCHARRE acknowledges that (whether or not he signs this Agreement) he is a party to and bound by the terms and conditions of that certain Proprietary Information and Inventions Agreement between COMPANY and him dated November 26, 2001 (the “Proprietary Information Agreement”).

8.    Trade Secrets and Confidential Information/Non-Competition.

8.1    Valuable Confidential Information.    SCHARRE acknowledges that COMPANY has invested substantial time, money and resources in the development and retention of its inventions, confidential information (including marketing and sales strategies, research and development plans, and other kinds of trade secrets), customers, accounts and business partners, and further acknowledges that during the course of his employment with COMPANY, SCHARRE had access to COMPANY’s inventions and confidential information (including marketing and sales strategies, research and development plans, and other kinds of trade secrets), and was introduced to existing and prospective customers, accounts and business partners of COMPANY. SCHARRE acknowledges and agrees that any and all “goodwill” associated with any existing or prospective customer, account or business partner belongs exclusively to COMPANY, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between SCHARRE and any existing or prospective customers, accounts or business partners.

8.2    No Competition During Severance Period.    If this Agreement is being entered into in connection with an acquisition of COMPANY, then until the COBRA Severance End Date, SCHARRE agrees that he will not, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by, provide services to, or have any business connection with, any other person, corporation, firm, partnership or other entity whatsoever which competes directly or indirectly with COMPANY throughout the world, in the business now conducted by COMPANY. However, notwithstanding anything above to the contrary, SCHARRE may own, as a passive investor, securities of any publicly traded competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

8.3    Non-Solicitation.    Until the first anniversary of the Termination Date, SCHARRE agrees not to interfere with the business of COMPANY by soliciting, inducing, or otherwise causing (i) any employee or consultant of COMPANY to terminate his or her employment or engagement with COMPANY, or to reduce his or her time commitment or scope of services provided to COMPANY, or (ii) any customer of COMPANY to purchase products or services which compete with the products or services today offered by COMPANY. The foregoing restrictions shall apply to SCHARRE regardless of whether he is acting directly or indirectly, alone or in concert with others. SCHARRE understands and agrees that he cannot and will not do indirectly that which he cannot do directly.

8.4    Remedies and Beneficiaries.    SCHARRE understands that his duties under the Proprietary Information Agreement survive the termination of his employment with COMPANY and continue to remain in effect, and will survive the expiration or termination of this AGREEMENT. SCHARRE acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information Agreement or Section 8 of this Agreement would be inadequate, and he therefore agrees that COMPANY shall be entitled to injunctive relief in case of any such breach or threatened breach. SCHARRE further agrees that the corporate affiliates of COMPANY are included within the term “COMPANY” for purposes of Sections 7 and 8.

9.    Reasonable Cooperation.    SCHARRE agrees:

(a)    To immediately relinquish COMPANY credit cards and keys and any other COMPANY property and otherwise comply with COMPANY’s practices and procedures for terminated employees. Without limitation, he shall not retain copies of any COMPANY documents or files.

(b)    Until the first anniversary of the Termination Date, to notify the Chairman of the Board of COMPANY promptly, in writing, upon his acceptance of regular full-time employment or equivalent service with another firm and of the earliest date when his medical insurance coverage with such firm could take effect.

(c)    To respond to reasonable requests from COMPANY for information, and, upon COMPANY’s request, to provide testimony and other assistance in any litigation or other proceeding in which he is not a party adverse to COMPANY.

10.    No Outside Representations.    No representation, warranty, condition, promise, understanding or agreement of any kind with respect to the subject matter hereof has been made by any Party, nor shall any such be relied upon by any Party, except those contained herein. There were no inducements to enter into this Agreement, except for what is expressly set forth in this Agreement.

11.    Benefit.    This Agreement shall inure to the benefit of and be binding upon the Parties and the Parties’ respective spouse, agents, relatives, employees, officers, directors, shareholders, parents, subsidiaries, related entities, affiliates, attorneys, partners, legal representatives, heirs, executors, administrators, successors and assigns.

12.    Entire Agreement.    This Agreement represents and contains the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement (which is deemed to include, without limitation, SCHARRE’s employment with COMPANY, all rights and benefits in connection therewith and all stock options, all written or oral contracts relating thereto, and all matters relating to the cessation or termination of such employment), and supersedes any and all prior or contemporaneous oral and written negotiations, agreements and understandings. (The Parties hereby confirm that this Agreement does not in any way supersede the Proprietary Information Agreement, nor does it supersede the written agreements documenting the Options or any written indemnification agreement between COMPANY and SCHARRE or the indemnification provisions of COMPANY’s certificate of incorporation, bylaws or other similar corporate documents or any indemnification otherwise provided by law, nor does it supersede any written agreement by SCHARRE to comply with COMPANY policies.) This Agreement may not be amended or modified or waived except by an agreement signed by both Parties. The Parties further acknowledge and agree that parol evidence shall not be required to interpret the intent of the Parties.

13.    Severability.    All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the Parties’ expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

14.    California Law; Arbitration.    This Agreement is made pursuant to, and shall be governed by, the internal laws of the State of California. The Parties agree that, except as set forth in the following sentence, if any dispute arises concerning applicability, interpretation and/or enforcement of the terms of this Agreement, said dispute shall be resolved by binding arbitration conducted before a single arbitrator in San Jose, California in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, effective June 1, 1997 and in accordance with the guidelines delineated by the California Supreme Court in Armendariz v. Foundation Health Psychcare Services, Inc. (2000). Notwithstanding this agreement to arbitrate, neither party shall be precluded from seeking injunctive relief in a judicial forum.

15.    Tax Consequences.    COMPANY shall have no obligation to SCHARRE with respect to any tax obligations incurred as the result of or attributable to this Agreement or arising from any payments made or to be made hereunder. Any payments made pursuant to this Agreement shall be subject to such withholding and reports as may be required by any then-applicable laws or regulations of any state or federal taxing authority.

16.    Waiver.    No waiver of any provision of this Agreement shall be binding unless and until set forth expressly in writing and signed by the waiving Party. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision, or a waiver of any contemporaneous breach of any other term or provision, or a continuing waiver of the same or any other term or provision. No failure or delay by a Party in exercising any right, power, or privilege hereunder or other conduct by a Party shall operate as a waiver thereof, in the particular case or in any past or future case, and no single or partial exercise thereof shall preclude the full exercise or further exercise of any right, power, or privilege. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.

17.    Drafting Party.    The provisions of this Agreement have been prepared, examined, negotiated and revised by each Party hereto. No implication shall be drawn and no provision shall be construed against any Party by virtue of the purported identity of the drafter of this Agreement, or any portion thereof.

18.    Representation by Counsel.    The Parties acknowledge that they have the right to have been represented by counsel of their own choosing. SCHARRE acknowledges that Brobeck, Phleger & Harrison LLP, COMPANY’s lawyers, has represented COMPANY only and has not represented or advised him in connection with this Agreement, and that also neither Einar Rod nor any other lawyer for Axel Johnson Inc. has represented or advised him in connection with this Agreement.

19.    No Coercion.    SCHARRE acknowledges that SCHARRE received a form of this Agreement on             , 200            , and was given forty-six (46) days thereafter in which to consider this Agreement (including SCHARRE’s waivers made in this Agreement). SCHARRE acknowledges that COMPANY committed to him that if SCHARRE decided to sign it in less than 46 days, SCHARRE would do so voluntarily and of his own free will. SCHARRE also acknowledges that COMPANY made clear that its             , 200             offer to enter into this Agreement would not be withdrawn or altered even if SCHARRE took the full 46 days, and that he would receive no different terms if he signed before the full 46 days or if he took the full 46 days. SCHARRE acknowledges that SCHARRE has read and understands this Agreement, and that SCHARRE has been encouraged to and has consulted an attorney and obtained independent legal advice regarding this Agreement. The Parties further acknowledge that after             , 200             they have, through their respective legal counsel, negotiated certain provisions of this Agreement so as to bring the text of this Agreement to its current state. SCHARRE further acknowledges that the waivers SCHARRE is making in this Agreement are knowing, conscious and voluntary and are made with full appreciation that SCHARRE is forever foreclosed from pursuing any of the rights so waived.

20.    Temporary Right to Revoke.    SCHARRE understands that for a period of seven (7) days after signing this Agreement SCHARRE has the right to revoke it and that this Agreement shall not become effective or enforceable until after those seven (7) days.

IN WITNESS WHEREOF, the Parties have executed and delivered this General Release and Settlement Agreement as of the Termination Date.

DANIEL L. SCHARRE                         Date

LARSCOM INCORPORATED

By:
Chief Financial Officer